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                                                                   Exhibit 10.19


                               PLIANT CORPORATION
                     2755 EAST COTTONWOOD PARKWAY, SUITE 400
                           SALT LAKE CITY, UTAH 84121



                                                              January 22, 2001


Mr. Ronald G. Moffitt
6758 S. Vista Grande Drive
Salt Lake City, Utah 84121

Dear Mr. Moffitt:

                  Pliant Corporation, a Utah corporation f/k/a/ Huntsman Packaging Corporation (the "Company"), hereby accepts your "Resignation for Good Reason" dated January 15, 2001 (effective as of February 28, 2001) as an employee, officer, manager, director and member of the Company, its subsidiaries and their respective affiliates, upon the terms and conditions set forth below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Employment Agreement dated as of May 31, 2000 (as amended or modified, the "Employment Agreement"), between you and the Company.

                    1. Your current position and status with the Company, its subsidiaries and their respective affiliates shall remain unchanged until February 28, 2001 (the "Effective Date") except as modified hereunder. As of the Effective Date, other than those items set forth on Schedule I attached hereto (which items you may retain), you must return any and all of the Company's (and any of its subsidiaries' and affiliates') property (including all keys, credit cards, identification tags, documents and other proprietary material) and all other materials required to be returned under the terms of Section 10 of the Employment Agreement and applicable law.

                    2. As of the date hereof you acknowledge that the termination of your employment as of the Effective Date is valid and effective and effected in accordance with applicable law, on a basis consistent and in compliance with the Employment Agreement.

                    3.  As of the Effective Date:

                         (i) your "Resignation for Good Reason" shall be
effective; and

                         (ii) you shall be entitled to the following benefits on
and as of the Effective Date under, and subject to the terms of, the Employment
Agreement:

                                                (A) the portion of your Base
         Salary (currently $200,000 per annum) provided for in Section 2(a) of your Employment Agreement, computed on a pro rata basis to the Effective Date;
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                                                (B) continued payment (at
         pre-Effective Date intervals) of your Base Salary (currently $200,000 per annum) for the 12-month period following the Effective Date, payable as set forth in the Employment Agreement;

                                                (C) $16,986 payable as the
         minimum portion of the Company's Management Incentive Plan for the year-ended December 31, 2000;

                                                (D) reimbursement of any
         expenses for which you have not been reimbursed as provided in Section 2(f) of your Employment Agreement;

                                                (E) continued participation in
         the Company's comprehensive medical and dental plan for the 12-month period following the Effective Date, with COBRA continuation coverage commencing at the expiration of such 12-month period on the terms set forth in Section 5(a)(v) of the Employment Agreement; and

                                                (F) all of the benefits (without
         duplication of the foregoing) set forth in Section 5(d) of the Employment Agreement (including, but not limited to, payment of all accrued vacation pay in the aggregate amount of $15,384).

                    4. Provided that you employ your good faith and reasonable best efforts through the Effective Date to assist the Company with the matters set forth on Annex I attached hereto:

                         (i) interest on the principal amount of the $1,811,739
Secured Promissory Note issued by you to the Company on May 31, 2000 (the "Secured Note"), shall cease to accrue commencing on February 1, 2001, and such interest accrued to such date (approximately $85,474) shall be cancelled on and as of the Effective Date;

                         (ii) on April 1, 2002 and upon receipt of evidence
reasonably satisfactory to the Company, the Company shall pay you an amount sufficient to reimburse you for all federal and state income taxes paid or payable by you solely in connection with the cancellation of the interest in respect of the Secured Note pursuant to paragraph 4(i);

                         (iii) interest on the $262,200 Amended and Restated
Promissory Note issued by you to the Company on May 31, 2000 (the "Amended Note") (estimated to be approximately $13,677 as of the Effective Date) shall cease to accrue commencing on the Effective Date;

                         (iv) as of the Effective Date, the Company's rights
under Sections 6(a) and 6(b) of the Employment Agreement shall be automatically waived until the second anniversary of the Effective Date (the "Extension
Date"), with the "Termination Date," solely for the purposes of Section 6 of the Employment Agreement, to be deemed to be the Extension Date, it being understood that, at such time the Company shall have the right to provide a Repurchase Notice and exercise its rights under Sections 6(a) and 6(b) of the Employment Agreement due to your termination hereof;
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                         (v) as of the Effective Date, you shall receive $25,000
payable under the quarterly portion of the Company's Management Incentive Plan for the first quarterly period of 2001 which payment, together with the payment in 3(ii)(C) shall constitute full satisfaction of all of the Company's obligations to you under its Management Incentive Plan;

                         (vi) as of the Effective Date, each reference to "120
days" or "120-day period" in Section 6(b) of the Employment Agreement shall be automatically amended to read "45 days" or 45-day period," as applicable;

                         (vii) after the Effective Date, upon the termination of
the Lease Agreement dated March 13, 1998, between the Company and Donlen Corporation, you may request, and to the extent permitted under such lease agreement, the Company will assign its right to purchase the 1998 Ford Expedition XLT (the "Expedition") to you or, arrange to purchase the Expedition at a purchase price equal to the "residual value" under such lease agreement and promptly sell the Expedition to you at such purchase price; and

                         (viii) as of the Effective Date, the first sentence of
Section 6(d) of the Employment Agreement shall be automatically amended and restated to read in its entirety as follows: "The price per Share to be paid under this Section 6 shall be the greater of (x) Fair Market Value as of March 31, 2003, and (y) the quotient obtained by dividing (A) the sum of the outstanding principal and interest payable on the date of repurchase under each of (1) the $1,811,739 Secured Promissory Note issued by you to the Company on May 31, 2000 and (2) the $262,200 Amended and Restated Promissory Note issued by you to the Company on May 31, 2000 by (B) 3,457." Following the consummation of the purchase and sale of all Shares held by you under Section 6 of the Employment Agreement, in no event shall you be liable to the Company for any deficiency or other amounts payable in respect of the Secured Note, the Amended Note or any pledge agreement related to either of such notes.

                    5. As of the date hereof the Company and you hereby agree that (a) the Performance Vested Shares (as defined in the Restricted Stock Purchase Agreement dated May 31, 2000 (the "RSA") between the Company and you) shall never be released from the Repurchase Option (as defined in the RSA); (b) all of the Time Vested Shares (as defined in the RSA) have been fully released from the Repurchase Option (as defined in the RSA); and (c) all of the Performance Vested Shares (3,125) shall be repurchased from you by the Company on the date hereof pursuant to the terms of the and the Stock Redemption Agreement dated as of the date hereof between you and the Company, at a price per share equal to $483.13. The repurchase price shall be set-off as payment in full against five-sixths of the principal amount of the Secured Note. Upon your request, the Secured Note will be amended to reflect the outstanding principal following the transactions contemplated by this paragraph 5.

                    6. You acknowledge and agree that your rights, your estate's rights and each member's of your Executive Group rights under Section 6(c) of the Employment Agreement shall be automatically waived until the Extension Date, with the "Termination Date," solely for the purposes of Section 6 of the Employment Agreement, to be deemed to be the Extension Date, it being understood that, at such time you or your estate, as applicable, shall have the right to provide a Put Notice and exercise your or its rights under Section 6(c) of the Employment
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Agreement due to your Resignation for Good Reason. You further agree that as of the Effective Date, each reference to "120 days" or "120-day period" in Sections 6(c) of the Employment shall be automatically amended to read "45 days" or 45-day period," as applicable.

                    7. You further acknowledge and agree that as of the date hereof, you do not own or have the right to own any Capital Stock (as hereinafter defined) of the Company other than (a) the Shares (2,832 shares),
(b) the Performance Vested Shares being repurchased pursuant to paragraph 5 and
(c) Time Vested Shares (625 shares). You hereby acknowledge and agree that you have not sold, transferred, disposed of, granted any lien, encumbrance or security interest to any person or entity in any Capital Stock and no person or entity has acquired an interest therein by law, contract or otherwise. After the date hereof, you shall not own any interest in the Company or any of its subsidiaries or affiliates, whether in the nature of common stock, options or warrants for common stock, convertible indebtedness, capital stock, equity appreciation rights, phantom stock or similar rights (collectively, "Capital Stock") or any indebtedness of any such entity other than the Shares and Time Vested Shares. The Company and you hereby acknowledge that Section 9.14 of the Stockholders' Agreement is not applicable to any of the Shares or any of the Time Vested Shares.

                    8. (a) In consideration of the foregoing provisions of this letter, including the benefits granted by the Company in paragraphs 3 and 4 hereof, the sufficiency of which is hereby acknowledged, you, for yourself, your successors, assigns, heirs, executors and administrators or any entity controlled by the foregoing (individually and collectively, the "Releasors"), hereby release and forever discharge the Company, its affiliates, subsidiaries, divisions, shareholders, members, predecessors, directors, employees, managers, partners, officers, agents, and attorneys, past and present and/or each of their respective successors, assigns, heirs, executors, partners, affiliates and administrators (individually and collectively, the "Releasees") from any and all other manner of action, claims, suits, causes of action, rights, dues, accounts, bonds, bills, debts, sums of money, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, liabilities, executions, judgments, and demands whatsoever, in law, admiralty, or equity which the Releasors ever had, now have, or hereafter can, shall or may have against the Releasees, whether or not now known, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Effective Date, but excluding only those obligations under this letter agreement (the "Released Claims").

                         (b) The Released Claims include, without limitation,
any facts or circumstances arising out of or in any way connected with, or relating to, your employment with the Company, or any of its subsidiaries or affiliates or its termination, including but not limited to, breach of contract, defamation, impairment of economic opportunity, intentional infliction of emotional harm or distress or any other tort, discrimination, harassment and/or retaliation on account of age, sex, sexual orientation, race, color, religion, marital status, disability, height, weight, national original, or any other classification recognized under any law, or violations of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended, the Medical Leave Act of 1993, as amended, or any other United States federal, state, local, or municipal constitution,
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statute, ordinance, executive order, regulation, or the common law relating to employment or employment discrimination, or claims growing out of any legal restrictions on the rights of the Releasees to discharge their employees, that the Releasors now have or claim to have, or which the Releasors heretofore had, or which the Releasors may have or claim to have at any time hereafter, and the Releasors expressly waive any and all remedies that may be available thereunder, except for the rights granted under paragraphs 3, 4, 5, 6 and the last sentence of paragraph 7.

                         (c) YOU EXPRESSLY ACKNOWLEDGE THAT THE BENEFITS
PROVIDED BY THE COMPANY HEREUNDER CONSTITUTE ADEQUATE AND SUFFICIENT CONSIDERATION FOR THE FOREGOING RELEASE.

                         (d) The release set forth in this paragraph 8 shall not
be deemed to be a release of any right you may have to indemnification by the Company as a former director and/or officer of the Company and/or its subsidiaries pursuant to the terms of the Company's or such subsidiary's respective articles of incorporation and by-laws, each as in effect on the date hereof, or any rights you may have under any directors and officers liability insurance policy carried by the Company.

                    9. ALL PROVISIONS OF ALL AGREEMENTS WHICH YOU HAVE ENTERED INTO WITH THE COMPANY AND/OR ITS SUBSIDIARIES AND/OR AFFILIATES THAT BY THEIR TERMS SURVIVE THE TERMINATION OF YOUR EMPLOYMENT WITH THE COMPANY (INCLUDING, WITHOUT LIMITATION, SECTION 7 ("NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION"), SECTION 8 ("INVENTIONS AND PATENTS") AND SECTION 9 ("NON-COMPETE, NON-SOLICITATION, NON-DISPARAGEMENT") OF YOUR EMPLOYMENT AGREEMENT) SHALL REMAIN IN FULL FORCE AND EFFECT IN ACCORDANCE WITH THEIR TERMS.

                    10. This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Utah applicable to contracts made and to be performed wholly therein. Each of the parties hereto consents to the exclusive jurisdiction of the state and federal courts whose jurisdiction and venue includes Salt Lake City, Utah in connection with the resolution of any action arising as a result of the breach by any of the parties hereto of any of the provisions hereunder.

                    11. THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY OF ANY AND ALL CLAIMS, ACTIONS, PROCEEDINGS OR COUNTERCLAIMS BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER PARTIES ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT.

                    12. Whenever possible, each provision of this letter agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability
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will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid, legal and enforceable to the fullest extent permitted by law.

                    13. This letter agreement contains the entire agreement between the parties with respect to the subject matter contained herein. This letter agreement may be amended only by an agreement in writing signed by the parties hereto. This letter agreement may be executed in separate original or facsimile counterparts, each of which shall be deemed an original document but both of which shall constitute but one agreement.

                    14. The parties to this letter agreement have read this letter agreement and have had the opportunity to review the same with their chosen legal and financial counsel.

                    15. You hereby agree that neither you nor any entity controlled by you shall disclose the existence, terms or contents of this letter agreement to anyone (except your attorneys, tax and accounting advisors and spouse after apprising such persons of the confidential nature thereof or as shall be required by law) without obtaining the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. In the event that any of the Releasors is required by subpoena or order, judgment or decree of a court of competent jurisdiction or similar adjudicatory tribunal or other federal, state or local governmental entity to disclose the existence, terms or contents of this letter agreement, the Releasors shall, prior to such disclosure, promptly notify the Company in writing to enable the Company the opportunity to seek a protective order or other appropriate remedy. The Releasors shall cooperate and use their reasonable efforts to assist the Company in obtaining such protective order or other appropriate remedy. Your obligations under this paragraph 15 shall terminate at such time as the existence, terms or contents of this letter agreement are in the public domain other than pursuant to a breach of the terms of this paragraph 15 by you or any entity controlled by you.

                    16. The Company hereby acknowledges that Section 9 of the Employment Agreement does not prohibit you from practicing law in the Territory provided that such practice is not on behalf of any business which competes with the Business.

                    17. Provided that you and the Company are and remain in compliance with the terms of this letter agreement, the Company and you shall not disparage, defame or slander each other and the Company shall notify Richard
P. Durham and Jack E. Knott to respond to inquiries relating to your status as a former employee of the Company and the circumstances surrounding your resignation hereunder substantially in accordance with the following response:
"The Company has decided to relocate from Salt Lake City to Chicago. Mr. Moffitt has chosen not to relocate and has resigned under his employment agreement for 'Good Reason' and for other personal reasons."
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                    18. THE FOREGOING OFFER EXPIRES AT 5:00 PM NEW YORK TIME ON
FEBRUARY 1, 2001 UNLESS THE COMPANY RECEIVES YOUR WRITTEN ACCEPTANCE HEREOF PRIOR TO SUCH TIME WHERE PROVIDED BELOW.

                                     *******
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                                          Sincerely yours,

                                          PLIANT CORPORATION


                                          By: /s/Jack E.Knott
                                              ----------------------------------
                                              Name:  Jack E. Knott
                                              Title: Chief Operating Officer


I have read the above letter agreement in its entirety and hereby agree to the release of any and all of my existing or future claims against the Releasees according to the full extent set forth in paragraph 8 above.

/s/Ronald G. Moffitt
- -------------------------------
Ronald G. Moffitt

Dated:February 1, 2001


Acknowledged and agreed to:

RONALD G. MOFFITT IRA (DLJ                           MOFFITT CAPITAL, LLC
SECURITIES CORP. CUSTODIAN)


By: /s/Ronald G. Moffitt
    Name:Ronald G. Moffitt                           By: /s/Ronald G. Moffitt
    Title:                                               Name:Ronald G. Moffitt
                                                         Title:



                  Mr. Moffitt's signature above indicates that he has had at least 21 days to consider the terms and conditions of this letter agreement and that he has been advised to consult with an attorney prior to executing this letter agreement. He understands that for a period of seven days following the execution of this Agreement, he may revoke this Agreement by delivering a written notice to the Company to that effect. Lastly, his signature above indicates that he has carefully read and reviewed this Agreement, that he fully understands all of its terms and conditions and that he has not relied upon any representations by the Company or any of its respective affiliates, employees or agents concerning the terms of this Agreement, and executes and delivers this Agreement freely and voluntarily.

cc: J. Keith Adams, Esq.
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                                     ANNEX I


                    1. You shall use your good faith and reasonable best efforts through the Effective Date to provide the management of the Company and/or its designated outside counsel with knowledge of the legal operations of the Company. Such tasks shall include, without limitation, apprising management of any outstanding litigation or proceeding, outstanding negotiations with third parties, ongoing disputes, status of preparation of all government filings or documents and identifying those individuals (including advisors) which are involved in negotiation, resolution or implementation of the foregoing, in each case to the extent known to you as of the Effective Date.

                    2. You shall use your good faith and reasonable best efforts through the Effective Date to assist in the preparation of the Company's and its subsidiaries' governmental filings, including but not limited to Form 10-K, and any press releases.

                    3. You shall use your good faith and reasonable best efforts to represent the Company and its subsidiaries in their legal matters through the Effective Date.

                    4. Through the Effective Date you shall perform other mutually agreeable tasks, as directed by the Company's Board of Directors.

                                     *******
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                                   SCHEDULE I

                  1. You may retain and make personal use of the following items:

                         (a) your notebook computer and all off-the-shelf
                software installed thereon;

                         (b) your home "docking station," screen, keyboard and
                all associated equipment;

                         (c) your cellular telephone and all associated
                equipment (provided that you shall be responsible for any fees related thereto after the Effective Date);

                         (d) your dictaphone and all associated equipment;

                         (e) your personal copies of "closing books" and
                acquisition/divestiture memorabilia (tombstones, personal gifts, etc.);

                         (f) your legal library, including, but not limited to,
                books treatises, seminar materials, periodicals, tapes, CD's, etc., to the extent none of such materials contains proprietary information about the Company or its subsidiaries, or their respective customers or suppliers or affiliates; and

                         (g) copies of Company legal documents as you may
                reasonably determine in good faith are appropriate for your form files, subject to your obligation to maintain in strict confidence the confidential or proprietary information contained in such documents.

                                     *******
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                  The undersigned, Suzanne S. Moffitt (the "Spouse") hereby (a)
acknowledges that she has read and reviewed the foregoing letter agreement, (b) agrees that it constitutes a full and final release of all Released Claims, (c) agrees to release all of the Releasees in the same manner, to the same extent and with the same effect as set forth in paragraph 8 of the letter agreement with respect to any Released Claims or any other claims she may have, ever had, now has, or hereafter can, shall or may have, against the Releasees, whether or not now known, for, upon, or by reason of any fact or facts, matter, cause, or thing whatsoever from the beginning of time through the Effective Date (the "Other Released Claims"), and (d) hereby covenants not to commence, prosecute, pursue or give any aid in connection with, any action or proceeding against any of the Releasees with respect to any of the Other Released Claims. The Spouse hereby agrees to comply with the foregoing letter agreement, including without limitation, paragraph 15 thereof.


/s/Suzanne S. Moffitt
- -----------------------------
Suzanne S. Moffitt

Dated:February 1, 2001
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                                 )
COUNTY OF SALT LAKE              )        ss
                                 )




                  On the 1st day of February, 2001, before me appeared the person executing the foregoing agreement, as proved to me to be on the basis of satisfactory evidence the person who executed the foregoing agreement as Ronald
G. Moffitt a signatory to such instrument, who being by me duly sworn, did depose and say that he is such person who executed the foregoing agreement.


                                                     Vicki Lyn Searle
                                                     Notary Public


[SEAL]

My commission expires: August 25, 2003
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                                 )
COUNTY OF SALT LAKE              )        ss
                                 )




                  On the 1st day of February, 2001, before me appeared the person executing the foregoing agreement, as proved to me to be on the basis of satisfactory evidence the person who executed the foregoing agreement as Suzanne
S. Moffitt a signatory to such instrument, who being by me duly sworn, did depose and say that she is such person who executed the foregoing agreement.


                                                     Vicki Lyn Searle
                                                     Notary Public


[SEAL]

My commission expires: August 25, 2003